                                                                 EXHIBIT 99.1

FOR IMMEDIATE RELEASE


             AMERICAN EXPRESS EXPECTS THIRD QUARTER EARNINGS TO BE
                NEGATIVELY AFFECTED BY RECENT TERRORIST ATTACKS
             -----------------------------------------------------

New York, September 17, 2001- American Express Company said today that it expects third quarter earnings to reflect a negative impact relating to the recent terrorist attacks in New York and Washington, D.C.

American Express said that prior to the attack, it expected quarterly results to be in line with Wall Street estimates. The Company now believes its third quarter EPS will be below that level. The recent terrorist attacks have already created, and are likely to continue to generate, additional economic and market weakness throughout the travel, payment services and financial services industries.

In addition to the anticipated weaker business volumes, the Company's headquarters at the World Financial Center is adjacent to the World Trade Center area and cannot be occupied for at least several months due to the damage caused by the collapse of the World Trade Center towers and related structures. The building is believed to be structurally sound.


Notwithstanding the inability to use the company's headquarters building and office space in the World Trade Center complex, the Company said its business operations and customer service activities continue to function normally around the world.


The Company is implementing previously designed business continuity plans and is in the process of relocating its employees based at the World Financial Center to other locations in the New York City metropolitan area.

American Express said that while it continues to assess the impact on its businesses and the expected costs related to these events, it does expect a significant negative effect within its third quarter results due to the following:

         o Temporary curtailment last week of all air travel within the U.S. and the likelihood of reduced corporate and consumer travel volumes for the near term;

         o Reduced corporate and consumer spending levels in reaction to the events and their potential impact on global economic activity;

         o Lower financial product sales volumes and assets under management due to the temporary halt in securities trading and weakness in the financial markets; and

         o Costs related to leasing alternative headquarters facilities, and relocating and equipping up to 5,000 employees within those facilities.

Also, as previously announced, the company also expects to recognize a restructuring charge of $310-$370 million pre-tax ($200 to $240 million after-tax) in the third quarter as it launches accelerated reengineering initiatives originally planned for 2002.

This press release contains forward-looking statements relating to the expected economic and financial impact of recent terrorist attacks in New York and Washington, D.C. Factors that could cause actual results to differ materially from these forward-looking statements include, but, are not limited to the following: restrictions imposed on air travel by the federal government and the willingness of passengers to continue to travel generally; insurance reimbursements to the company; the willingness of consumers and corporations to spend notwithstanding fears relating to the global economy; the response of investors to developments in the financial markets; and actual expenses relating to the dislocations caused by the need to occupy alternative headquarter facilities.